Alternative Investment
Strategies

WORLD MONITOR TRUST II--
SERIES E

MONTHLY REPORT/
NOVEMBER 29, 2002

PRUDENTIAL FINANCIAL (LOGO)

         WORLD MONITOR TRUST II--SERIES E
--------------------------------------------------------------------------------

Dear Interest Holder:

Enclosed is the report for the period from October 26, 2002 to November 29, 2002 for World Monitor Trust II--Series E ('Series E'). The net asset value of an interest as of November 29, 2002 was $144.54, a decrease of 3.61% from the October 25, 2002 value of $149.96. The calendar year-to-date return for Series E was an increase of 11.80% as of November 29, 2002.

The estimated net asset value per interest as of December 13, 2002 was $151.72. Past performance is not necessarily indicative of future results.

Should you have any questions, please contact your Prudential Securities Financial Advisor. For account status inquiries, contact Prudential Securities Client Services at (212) 778-2443.

          Sincerely yours,


          /s/ Eleanor L. Thomas
          ---------------------
          Eleanor L. Thomas
          President and Director
          PRUDENTIAL SECURITIES
          FUTURES MANAGEMENT INC.

Please note that the value which appears on your Prudential Securities statement is an estimated value at calendar month-end. The actual value as of the last Friday of the month is contained in this report.

STATEMENT OF OPERATIONS
-------------------------------------------------
For the period from October 26, 2002
  to November 29, 2002
Revenues:
Realized loss on commodity
  transactions.......................   $(946,364)
Change in unrealized commodity
  positions..........................     294,259
Interest income......................      25,861
                                        ---------
                                         (626,244)
                                        ---------
Expenses:
Commissions..........................     125,272
Management fees......................      41,704
Other transaction fees...............       3,811
Other expenses.......................      12,457
                                        ---------
                                          183,244
                                        ---------
Net loss.............................   $(809,488)
                                        ---------
                                        ---------

STATEMENT OF CHANGES IN NET ASSET VALUE
---------------------------------------------------
For the period from October 26, 2002
  to November 29, 2002

                                             Per
                                Total      Interest
                             -----------   --------
Net asset value at
  beginning of period
  (135,556.025
  interests)...............  $20,327,912   $ 149.96
Contributions..............    2,806,323
Net loss...................     (809,488)
Redemptions................     (187,689)
                             -----------
Net asset value at end of
  period (153,151.383
  interests)...............  $22,137,058     144.54
                             -----------   --------
                             -----------

Change in net asset value per
  interest..............................   $  (5.42)
                                           --------
                                           --------
Percentage change.......................      (3.61)%
                                           --------
                                           --------

------------------------------------------------------
I hereby affirm that, to the best of my knowledge and belief, the information contained herein relating to World Monitor Trust II--Series E is accurate and complete.

                         PRUDENTIAL SECURITIES FUTURES
                                MANAGEMENT INC.


                               /s/ Steven Weinreb
                               ------------------
                               by: Steven Weinreb
                            Chief Financial Officer